Exhibit 11.



Norwest Corporation and Subsidiaries
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)

In thousands, except per common share amounts              Quarter Ended
                                                              June 30,
                                                         1998        1997
BASIC:
 Weighted average number of common shares
  outstanding .....................................    757,868     749,138


 Net income .......................................   $382,132     331,391
 Less dividends accrued on preferred stock ........     (4,440)     (4,440)
 Net income, as adjusted ..........................   $377,692     326,951

 Net income per common share ......................   $   0.50        0.43

DILUTED:
 Weighted average number of common shares
  outstanding .....................................    757,868     749,138
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price ....................................     13,092      10,255
 Assumed conversion of 6 3/4% convertible
  subordinated debentures due 2003 as of the
  beginning of the period .........................         34          35
                                                       770,994     759,428

 Net income .......................................   $382,132     331,391
 Less dividends accrued on preferred stock ........     (4,440)     (4,440)
 Add 6 3/4% convertible subordinated debentures
  interest and amortization of debt expense,
  net of income tax effect ........................          1           1
 Net income, as adjusted ..........................   $377,693     326,952

 Net income per common share.......................   $   0.49        0.43


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Exhibit 11.
(continued)



Norwest Corporation and Subsidiaries
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)

In thousands, except per common share amounts           Six Months Ended
                                                            June 30,
                                                        1998        1997
BASIC:
 Weighted average number of common shares
  outstanding .....................................    757,787     747,366


 Net income .......................................   $749,838     653,252
 Less dividends accrued on preferred stock ........     (8,881)     (8,881)
 Net income, as adjusted ..........................   $740,957     644,371

 Net income per common share ......................   $   0.98        0.86

DILUTED:
 Weighted average number of common shares
  outstanding .....................................    757,787     747,366
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price ....................................     13,655      10,289
 Assumed conversion of 6 3/4% convertible
  subordinated debentures due 2003 as of the
  beginning of the period .........................         35          35
                                                       771,477     757,690

 Net income .......................................   $749,838     653,252
 Less dividends accrued on preferred stock ........     (8,881)     (8,881)
 Add 6 3/4% convertible subordinated debentures
  interest and amortization of debt expense,
  net of income tax effect ........................          2           2

 Net income, as adjusted ..........................   $740,959     644,373

 Net income per common share.......................   $   0.96        0.85


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